Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 13, 2010	(302) 857-3292

Dover Motorsports, Inc. and Dover Downs

Gaming & Entertainment, Inc. Cancel Plans to Merge

Dover Motorsports, Inc. (NYSE: DVD) and Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) jointly announced today that the Boards of Directors of each company have unanimously determined to terminate their previously announced merger agreement, dated September 27, 2010.

Henry B. Tippie, Chairman of the Board of Directors of both companies stated as follows:

“When we approved the merger of our two companies, the Boards of Directors of both companies agreed that we would only proceed if the merger was approved by a majority of unaffiliated stockholders.  Since making the announcement of our proposed merger, certain stockholders of both companies have communicated that they are opposed to the transaction.  While we believe that combining the two companies would have benefited both organizations, we have agreed to a mutual termination of our merger agreement.”

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the SEC filings of both Dover Downs Gaming & Entertainment, Inc. and Dover Motorsports, Inc. for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Casino — a 165,000-square foot casino complex featuring popular table games, the latest in slot machine offerings, multi-player electronic table games, the Crown Royal poker room, and a Race & Sports Book operation; the Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, spa, retail, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.  For further information, log on to www.doverdowns.com.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate three motorsports tracks in three states and promote NASCAR sanctioned and other motorsports events. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.